UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 17, 2020

NortonLifeLock Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-17781	77-0181864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 E. Rio Salado Parkway, Suite 1000, Tempe, AZ	85281
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code	(650) 527-8000

(Former name or former address, if changed since last report)
Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NLOK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01     Other Events.

On May 17, 2020, NortonLifeLock Inc. (the “Company”) entered into a Convertible Notes Purchase Agreement (the “Agreement”) with affiliates of Silver Lake Partners (“Silver Lake”) and with affiliates of Bain Capital Fund (“Bain”), pursuant to which the Company agreed to repurchase $625,000,000 in aggregate principal amount of 2.00% convertible unsecured senior notes due 2022 (the “Note Repurchase”). These notes are convertible into common stock of the Company at a rate of 97.7364 shares for each $1,000 principal amount of notes, representing a conversion price of approximately $10.23 per share (which reflects an adjustment as a result of the special dividend that was payable on January 31, 2020). Under the terms of the Agreement, the Company will pay Silver Lake and Bain an aggregate of $1.18 billion, representing $19.25 per underlying share into which the notes are convertible, accrued and unpaid interest through the date of settlement, and a portion of the cash dividend that was declared by the Company on May 14, 2020. The Note Repurchase is expected to settle by May 26, 2020.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NortonLifeLock Inc.

Date: May 18, 2020	By:	/s/ Bryan Ko
Bryan Ko General Counsel & Corporate Secretary